Exhibit 99.1

NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic reports full year and fourth quarter
fiscal year 2022 financial results;
announces 8% dividend increase

Mid-single digit FY22 revenue growth; Q4 results affected by temporary global supply chain impacts and China lockdowns

DUBLIN – May 26, 2022 – Medtronic plc (NYSE:MDT) today announced financial results for its fourth quarter and fiscal year 2022, which ended April 29, 2022.

Key Highlights
•FY22 revenue increased 5% reported and organic
•FY22 GAAP diluted EPS increased 40%; non-GAAP diluted EPS increased 26%
•FY22 cash flow from operations of $7.3 billion increased 18%; FY22 free cash flow of $6.0 billion increased 22%
•Quarterly dividend increased to $0.68, annual $2.72 from prior $2.52; 45th consecutive year of dividend increases

•Q4 revenue of $8.1 billion decreased 1% reported and increased 1% organic
•Q4 GAAP diluted EPS of $1.10 increased 10%; non-GAAP diluted EPS of $1.52 increased 2%
•Company issues FY23 guidance

Fiscal year 2022 revenue of $31.686 billion increased 5% as reported and organic, which excludes the $75 million negative impact of foreign currency translation. Unless otherwise stated, all revenue growth rates in this press release are stated on an organic basis, which excludes the impact of foreign currency translation. Fiscal year 2022 GAAP net income and diluted EPS were $5.039 billion and $3.73, respectively, both increases of 40%. Starting with the quarter ended April 29, 2022, the company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators. Historical non-GAAP financial measures detailed in the financial schedules included at the end of this release have been recast for comparability, resulting in a decrease in non-GAAP net income and diluted EPS of $78 million and $0.06, respectively, for the fiscal year ended April 29, 2022. After making this adjustment, fiscal year 2022 non-GAAP net income and diluted EPS were $7.505 billion and $5.55, respectively, both increases of 26%.

Fiscal year 2022 cash flow from operations of $7.346 billion increased 18%. Fiscal year 2022 free cash flow of $5.978 billion increased 22%, representing free cash flow conversion from non-GAAP net earnings of 80 percent.

The company reported fourth quarter worldwide revenue of $8.089 billion, a decrease of 1% as reported and an increase of 1% on an organic basis, which excludes the $215 million negative impact of foreign currency translation. The company’s fourth quarter revenue results were affected by temporary issues related to global supply chain, particularly in Surgical Innovations, and China, due to recent COVID-19 lockdowns.

Fourth quarter GAAP net income and diluted earnings per share (EPS) were $1.485 billion and $1.10, respectively, increases of 9% and 10%, respectively. As detailed in the financial schedules included at the end of this release, fourth quarter non-GAAP net income of $2.038 billion was flat year-over-year, and fourth quarter non-GAAP diluted EPS of $1.52 increased 2%.

Fourth quarter U.S. revenue of $4.097 billion represented 51% of company revenue and decreased 2%. Non-U.S. developed market revenue of $2.609 billion represented 32% of company revenue and decreased 2% as reported and increased 4% organic. Emerging Markets revenue of $1.383 billion represented 17% of company revenue and increased 4% as reported and 7% organic. China revenue, which represented 43% of Emerging Markets revenue, declined 10% as a result of COVID-19 lockdowns.

“Global supply chain and COVID-19 controls in China created acute impacts to our results in the fourth quarter. We understand the root causes, we’re addressing them, and we expect them to resolve over the near-term,” said Geoff Martha, Medtronic chairman and chief executive officer. “We remain keenly focused on delivering innovation-driven growth with a robust pipeline of technologies in fast-growing markets, and we’re committed to creating strong shareholder value through strategic capital allocation and active portfolio management.”

Cardiovascular Portfolio
The Cardiovascular Portfolio includes the Cardiac Rhythm & Heart Failure (CRHF), Structural Heart & Aortic (SHA), and Coronary & Peripheral Vascular (CPV) divisions. Fiscal year 2022 Cardiovascular revenue of $11.423 billion increased 6% as reported and 6% organic. Fourth quarter Cardiovascular revenue of $2.961 billion increased 2% as reported and 5% organic, driven by high-single digit organic growth in SHA and mid-single digit organic growth in CRM and CPV.

•Cardiac Rhythm & Heart Failure fourth quarter revenue of $1.552 billion increased 1% reported and 4% organic. Adjusting for the discontinuation of HVAD™ System sales, CRHF revenue increased 6% organic. Cardiac Rhythm Management revenue increased in the mid-single digits, with low-single digit growth in Defibrillation Solutions and high-single digit growth in Cardiac Pacing Therapies, including low-twenties growth in leadless pacemakers on the continued global adoption of Micra™ transcatheter pacing systems. Procedure Innovations revenue increased in the mid-twenties on strong sales of TYRX™ absorbable antibacterial envelopes. Cardiovascular Diagnostics revenue increased in the mid-single digits, and Cardiac Ablation Solutions revenue increased in the mid-single digits, driven by the adoption of LINQ II™ insertable cardiac monitors and Arctic Front Advance™ cryoballoon catheters and consoles, respectively.

•Structural Heart & Aortic fourth quarter revenue of $778 million increased 5% as reported and 8% organic. Structural Heart grew in the mid-teens, driven by mid-teens growth in transcatheter aortic valves (TAVR). Aortic declined in the mid-single digits due to product availability issues from supply chain and quality challenges. Cardiac Surgery increased in the high-single digits, driven by strength in the perfusion franchise.

•Coronary & Peripheral Vascular fourth quarter revenue of $631 million increased 1% as reported and 4% organic. Coronary & Renal Denervation (CRDN) increased in the low-single digits, with high-teens growth in Guide Catheters offsetting low-single digit declines in drug-eluting stents. Peripheral Vascular Health increased in the mid-single digits, driven by low-twenties endovenous growth on strong sales of the VenaSeal™ closure system and the Abre™ deep venous stent.

Medical Surgical Portfolio
The Medical Surgical Portfolio includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. Medical Surgical fiscal year 2022 revenue of $9.141 billion increased 5% as reported and organic. Excluding the impact of ventilator sales given the increased COVID-19 related demand in the prior year, Medical Surgical fiscal year 2022 revenue increased 9% organic. Medical Surgical fourth quarter revenue of $2.231 billion decreased 5% as reported and 1% organic, with flat year-over-year organic results in SI offset by mid-single digit organic declines in RGR. Excluding the impact of ventilator sales, Medical Surgical fourth quarter revenue was flat year-over-year organic.

•Surgical Innovations fourth quarter revenue of $1.491 billion decreased 3% as reported and was flat year-over-year organic due to supply constraints of certain raw materials. In addition, the division was affected by recent COVID-19 lockdowns in China, resulting in a mid-teens decline in SI revenue in China. These challenges resulted in Advanced Surgical Instruments declining in the low-single digits globally, including low-single digit declines in Advanced Stapling and mid-single digit declines in Advanced Energy. This was partially offset by high-teens growth in Hernia & Wound Management.

•Respiratory, Gastrointestinal & Renal fourth quarter revenue of $740 million decreased 7% as reported and 4% organic. Excluding the impact of ventilator sales, RGR revenue was flat year-over-year organic. Respiratory Interventions decreased in the mid-teens, with sales of ventilators declining in the mid-thirties as demand returned to pre-pandemic levels. Patient Monitoring increased in the mid-single digits, with mid-single digit growth in both Nellcor™ pulse oximetry products and Perioperative Complications products, offset by low-double digit declines in Respiratory Compromise solutions. Gastrointestinal revenue decreased in the mid-single digits given pressure on procedure volumes from COVID-19. Renal Care Solutions increased in the low-single digits, including high-single digit growth in acute therapies.

Neuroscience Portfolio
The Neuroscience Portfolio includes the Cranial & Spinal Technologies (CST), Specialty Therapies, and Neuromodulation divisions. Neuroscience fiscal year 2022 revenue of $8.784 billion increased 7% as reported and organic. Neuroscience fourth quarter revenue of $2.299 billion was flat year-over-year as reported and increased 2% organic, with mid-single digit organic growth in Specialty Therapies and low-single digit organic growth in Neuromodulation partially offset by low-single digit organic declines in CST.

•Cranial & Spinal Technologies fourth quarter revenue of $1.165 billion decreased 2% as reported and 1% organic. Spine & Biologics was flat year-over-year, with low-single digit growth in Core Spine offset by low-single digit declines in Biologics. Neurosurgery grew in the low-single digits with mid-twenties growth in robotics and high-single digit growth in both navigation and powered surgical instruments on strong demand for capital equipment, offset by declines in both imaging and CSF (cerebral spinal fluid) management as a result of supply constraints.

•Specialty Therapies fourth quarter revenue of $684 million increased 5% as reported and 6% organic. Neurovascular increased in the low double-digits, driven by high-teens growth in hemorrhagic stroke products. Pelvic Health decreased in the mid-single digits on increased competition, and ENT increased in the mid- single digits on strength in sales of StealthStation™ ENT navigation systems.

•Neuromodulation fourth quarter revenue of $451 million was flat year-over-year as reported and increased 2% organic. Brain Modulation increased in the low-double digits, driven by the continued adoption of the Percept™ PC deep brain stimulation (DBS) system and SenSight™ directional DBS lead system. Pain Therapies declined in the low-single digits, with mid-single digit declines in Targeted Drug Delivery partially offset by low-single digit increases in Pain Stim on the continued adoption of the Vanta™ and Intellis™ with DTM™ SCS neurostimulators.

Diabetes
Diabetes fiscal year 2022 revenue of $2.338 billion decreased 3% as reported and organic. Diabetes fourth quarter revenue of $597 million decreased 8% as reported and

5% organic. U.S. revenue declined in the high-twenties, given the absence of new product approvals. This was offset by low-double digit organic growth in non-U.S. developed markets and high-teens organic growth in emerging markets. International sales were driven by mid-single digit organic growth of durable insulin pumps, mid-teens organic growth in consumables, and low-twenties organic growth of continuous glucose monitoring (CGM) products.

Guidance
The company today issued its fiscal year 2023 revenue growth and EPS guidance.

The company expects organic revenue growth in its fiscal year 2023 in the range of 4% to 5%. If recent foreign currency exchange rates hold, fiscal year 2023 revenue would be negatively affected by approximately $1.0 billion to $1.1 billion.

The company expects fiscal year 2023 non-GAAP EPS in the range of $5.53 to $5.65, including an estimated 20 to 25 cent negative impact from foreign currency translation based on recent foreign currency exchange rates.

“We expect recent and upcoming product launches to make a difference across our businesses this coming fiscal year,” said Karen Parkhill, Medtronic chief financial officer. “Supply chain, inflation, and foreign exchange are expected to create near-term pressure. Yet, we remain focused on driving our R&D investments to accelerate our growth and create large, long-term returns for our shareholders.”

Dividend Increase
The company today announced that effective May 25, 2022, the Medtronic board of directors approved an increase in Medtronic’s cash dividend for the first quarter of fiscal year 2023, raising the quarterly amount to $0.68 per ordinary share. This would translate into an annual amount of $2.72 per ordinary share, an 8% increase from the prior $2.52. Medtronic has a long history of dividend growth, and the company is a constituent of the S&P 500 Dividend Aristocrats index. Today's announcement marks the 45th consecutive year of an increase in the dividend payment. Including today's increase, Medtronic's dividend per share has grown by 48% over the past 5 years and has grown at a 16% compounded annual growth rate over the past 45 years.

Medtronic has a strong track record of returning capital to its shareholders, including $5.5 billion in fiscal year 2022. The company remains committed to returning a minimum of 50 percent of its free cash flow to shareholders, primarily through dividends, and to a lesser extent, share repurchases. The dividend is payable on July 15, 2022, to shareholders of record at the close of business on June 24, 2022.

“Our substantial dividend increase reflects the confidence of our Board of Directors and executive management in Medtronic’s financial strength and future earnings power,” said Martha. “We’ve increased our dividend for the past 45 years and growing our dividend is an important component of the total return we generate for our shareholders.”

New Kidney Health Technology Company
As part of its portfolio management strategy, Medtronic announced today together with DaVita the intent to form a new, independent kidney care-focused medical device company. Medtronic will contribute its Renal Care Solutions (RCS) business to the new company, which will focus on developing a broad suite of novel kidney care products and solutions, including future home-based products, to make different dialysis treatments more accessible to patients. Additional details on the agreement are available in the joint press release issued today by Medtronic and DaVita, and in the Form 8-K that Medtronic filed today with the U.S. Securities and Exchange Commission.

Webcast Information
Medtronic will host a webcast today, May 26, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at

news.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2023 first, second, third, and fourth quarter results on Tuesday, August 23, 2022, November 22, 2022, February 21, 2023, and Thursday, May 25, 2023, respectively. Confirmation and additional details will be provided closer to the specific event.

Financial Schedules
The fourth quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Investor Events link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 90,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly and annual figures increasing, decreasing or remaining flat are in comparison to fiscal year 2021.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators. Historical non-GAAP financial measures have been recast for comparability. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FOURTH QUARTER						YEAR-TO-DATE(2)
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY22	FY21	Growth	Currency Impact(3)	FY22	Growth	FY22	FY21	Growth	Currency Impact(3)	FY22	Growth
Cardiovascular	$2,961	$2,908	1.8%	$(84)	$3,045	4.7%	$11,423	$10,772	6.0%	$(32)	$11,455	6.3%
Cardiac Rhythm & Heart Failure	1,552	1,539	0.8	(43)	1,595	3.6	5,908	5,584	5.8	(19)	5,927	6.1
Structural Heart & Aortic	778	744	4.6	(25)	803	7.9	3,055	2,834	7.8	(12)	3,067	8.2
Coronary & Peripheral Vascular	631	624	1.1	(16)	647	3.7	2,460	2,354	4.5	(1)	2,461	4.5
Medical Surgical	2,231	2,338	(4.6)	(78)	2,309	(1.2)	9,141	8,737	4.6	(44)	9,185	5.1
Surgical Innovations	1,491	1,542	(3.3)	(56)	1,547	0.3	6,060	5,438	11.4	(31)	6,091	12.0
Respiratory, Gastrointestinal, & Renal	740	796	(7.0)	(23)	763	(4.1)	3,081	3,298	(6.6)	(13)	3,094	(6.2)
Neuroscience	2,299	2,295	0.2	(33)	2,332	1.6	8,784	8,195	7.2	3	8,781	7.2
Cranial & Spinal Technologies	1,165	1,192	(2.3)	(17)	1,182	(0.8)	4,456	4,288	3.9	(7)	4,463	4.1
Specialty Therapies	684	654	4.6	(8)	692	5.8	2,592	2,307	12.4	13	2,579	11.8
Neuromodulation	451	449	0.4	(8)	459	2.2	1,735	1,601	8.4	(2)	1,737	8.5
Diabetes	597	647	(7.7)	(19)	616	(4.8)	2,338	2,413	(3.1)	(2)	2,340	(3.0)
TOTAL	$8,089	$8,188	(1.2)%	$(215)	$8,304	1.4%	$31,686	$30,117	5.2%	$(75)	$31,761	5.5%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) Fiscal year 2021 was a 53-week fiscal year with the extra week occurring in the first fiscal month of the first quarter and is included in reported prior year-to-date results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited fiscal year 2021 year-to-date revenue by approximately $360 to $390 million.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
U.S.(1)(2) REVENUE
(Unaudited)

	FOURTH QUARTER			YEAR-TO-DATE
	REPORTED			REPORTED
(in millions)	FY22	FY21	Growth	FY22	FY21	Growth
Cardiovascular	$1,455	$1,394	4.4%	$5,545	$5,248	5.7%
Cardiac Rhythm & Heart Failure	826	794	4.0	3,064	2,926	4.7
Structural Heart & Aortic	334	308	8.4	1,320	1,214	8.7
Coronary & Peripheral Vascular	295	293	0.7	1,162	1,108	4.9
Medical Surgical	913	973	(6.2)	3,862	3,650	5.8
Surgical Innovations	554	602	(8.0)	2,333	2,100	11.1
Respiratory, Gastrointestinal, & Renal	358	372	(3.8)	1,529	1,550	(1.4)
Neuroscience	1,517	1,522	(0.3)	5,753	5,456	5.4
Cranial & Spinal Technologies	842	846	(0.5)	3,170	3,064	3.5
Specialty Therapies	373	374	(0.3)	1,430	1,315	8.7
Neuromodulation	302	302	—	1,154	1,077	7.1
Diabetes	213	293	(27.3)	974	1,171	(16.8)
TOTAL	$4,097	$4,182	(2.0)%	$16,135	$15,526	3.9%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FOURTH QUARTER						YEAR-TO-DATE(3)
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY22	FY21	Growth	Currency Impact(4)	FY22	Growth	FY22	FY21	Growth	Currency Impact(4)	FY22	Growth
U.S.	$1,455	$1,394	4.4%	$—	$1,455	4.4%	$5,545	$5,248	5.7%	$—	$5,545	5.7%
Non-U.S. Developed	980	1,012	(3.2)	(63)	1,043	3.1	3,866	3,752	3.0	(39)	3,905	4.1
Emerging Markets	526	501	5.0	(20)	546	9.0	2,012	1,773	13.5	7	2,005	13.1
Cardiovascular	2,961	2,908	1.8	(84)	3,045	4.7	11,423	10,772	6.0	(32)	11,455	6.3
U.S.	913	973	(6.2)	—	913	(6.2)	3,862	3,650	5.8	—	3,862	5.8
Non-U.S. Developed	852	895	(4.8)	(58)	910	1.7	3,373	3,320	1.6	(42)	3,415	2.9
Emerging Markets	466	469	(0.6)	(20)	486	3.6	1,905	1,766	7.9	(2)	1,907	8.0
Medical Surgical	2,231	2,338	(4.6)	(78)	2,309	(1.2)	9,141	8,737	4.6	(44)	9,185	5.1
U.S.	1,517	1,522	(0.3)	—	1,517	(0.3)	5,753	5,456	5.4	—	5,753	5.4
Non-U.S. Developed	471	477	(1.3)	(31)	502	5.2	1,801	1,724	4.5	(24)	1,825	5.9
Emerging Markets	311	296	5.1	(2)	313	5.7	1,229	1,015	21.1	27	1,202	18.4
Neuroscience	2,299	2,295	0.2	(33)	2,332	1.6	8,784	8,195	7.2	3	8,781	7.2
U.S.	213	293	(27.3)	—	213	(27.3)	974	1,171	(16.8)	—	974	(16.8)
Non-U.S. Developed	305	287	6.3	(17)	322	12.2	1,085	1,019	6.5	(2)	1,087	6.7
Emerging Markets	79	68	16.2	(2)	81	19.1	279	222	25.7	—	279	25.7
Diabetes	597	647	(7.7)	(19)	616	(4.8)	2,338	2,413	(3.1)	(2)	2,340	(3.0)
U.S.	4,097	4,182	(2.0)	—	4,097	(2.0)	16,135	15,526	3.9	—	16,135	3.9
Non-U.S. Developed	2,609	2,672	(2.4)	(169)	2,778	4.0	10,126	9,815	3.2	(107)	10,233	4.3
Emerging Markets	1,383	1,334	3.7	(45)	1,428	7.0	5,426	4,777	13.6	33	5,393	12.9
TOTAL	$8,089	$8,188	(1.2)%	$(215)	$8,304	1.4%	$31,686	$30,117	5.2%	$(75)	$31,761	5.5%
(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) Fiscal year 2021 was a 53-week fiscal year with the extra week occurring in the first fiscal month of the first quarter and is included in reported prior year-to-date results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited fiscal year 2021 year-to-date revenue by approximately $360 to $390 million.
(4) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Fiscal year ended
(in millions, except per share data)	April 29, 2022	April 30, 2021	April 29, 2022	April 30, 2021
Net sales	$8,089	$8,188	$31,686	$30,117
Costs and expenses:
Cost of products sold	2,591	2,652	10,145	10,483
Research and development expense	652	632	2,746	2,493
Selling, general, and administrative expense	2,569	2,594	10,292	10,148
Amortization of intangible assets	435	446	1,733	1,783
Restructuring charges, net	28	59	60	293
Certain litigation charges	—	—	95	118
Other operating expense, net	143	198	862	315
Operating profit	1,670	1,607	5,752	4,484
Other non-operating income, net	(74)	(102)	(318)	(336)
Interest expense	143	142	553	925
Income before income taxes	1,602	1,567	5,517	3,895
Income tax provision	110	200	456	265
Net income	1,492	1,367	5,062	3,630
Net income attributable to noncontrolling interests	(6)	(6)	(22)	(24)
Net income attributable to Medtronic	$1,485	$1,361	$5,039	$3,606
Basic earnings per share	$1.11	$1.01	$3.75	$2.68
Diluted earnings per share	$1.10	$1.00	$3.73	$2.66
Basic weighted average shares outstanding	1,337.6	1,347.3	1,342.4	1,344.9
Diluted weighted average shares outstanding	1,344.9	1,358.4	1,351.4	1,354.0
The data in the schedule above has been intentionally rounded to the nearest million, and therefore, the quarterly amounts may not sum to the fiscal year-to-date amounts.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(2)
(Unaudited)

	Three months ended April 29, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$8,089	$2,591	68.0%	$1,670	20.6%	$1,602	$1,485	$1.10	6.9%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(27)	0.3	98	1.2	98	91	0.07	8.2
Acquisition-related items (4)	—	(5)	0.1	12	0.1	12	10	0.01	16.7
(Gain)/loss on minority investments (5)	—	—	—	—	—	11	11	0.01	—
Medical device regulations (6)	—	(16)	0.2	32	0.4	32	29	0.02	6.3
Amortization of intangible assets	—	—	—	435	5.4	435	374	0.28	13.8
MCS costs (7)	—	—	—	155	1.9	155	97	0.07	37.4
Certain tax adjustments, net (8)	—	—	—	—	—	—	(60)	(0.04)	—
Non-GAAP (1)	$8,089	$2,544	68.5%	$2,402	29.7%	$2,345	$2,038	$1.52	12.8%
Currency impact	215	71	—	(9)	(0.9)			—
Currency Adjusted	$8,304	$2,615	68.5%	$2,393	28.8%			$1.52

	Three months ended April 30, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$8,188	$2,652	67.6%	$1,607	19.6%	$1,567	$1,361	$1.00	12.8%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(33)	0.4	151	1.8	151	131	0.10	13.2
Acquisition-related items (1) (4)	—	(5)	0.1	18	0.2	18	16	0.01	11.1
(Gain)/loss on minority investments (5)	—	—	—	—	—	(34)	(34)	(0.03)	—
Medical device regulations (6)	—	(13)	0.2	24	0.3	24	20	0.01	16.7
Impairment charges (9)	—	—	—	76	0.9	76	68	0.05	10.5
Amortization of intangible assets	—	—	—	446	5.4	446	377	0.28	15.5
Certain tax adjustments, net (8)	—	—	—	—	—	—	90	0.07	—
Non-GAAP (1)	$8,188	$2,601	68.2%	$2,322	28.4%	$2,248	$2,029	$1.49	9.6%
See description of non-GAAP financial measures contained in the press release dated May 26, 2022.
(1)Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability. The impact of this change is a decrease in non-GAAP net income and diluted EPS of $9 million and $0.01, respectively, for the three months ended April 30, 2021. There was no impact to the three months ended April 29, 2022.
(2)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(3)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(4)The charges primarily include business combination costs, and specifically for the three months ended April 29, 2022, changes in fair value of contingent consideration.
(5)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(6)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses, which are expected to be substantially complete by the end of fiscal year 2023.
(7)The charges relate to incremental commitments and obligations, including patient support obligations and other remediation costs, associated with the Company's June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS).
(8)The certain adjustments, net relate to amortization on previously established deferred tax assets from intercompany intellectual property transactions and impacts from tax rate changes and tax basis adjustments.
(9)These charges relate to the abandonment of certain intangible assets in our Neuroscience segment.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(2)
(Unaudited)

	Fiscal year ended April 29, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$31,686	$10,145	68.0%	$5,752	18.2%	$5,517	$5,039	$3.73	8.3%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(117)	0.4	335	1.1	335	281	0.21	16.1
Acquisition-related items (1) (4)	—	(19)	0.1	58	0.2	58	30	0.02	48.3
Certain litigation charges	—	—	—	95	0.3	95	78	0.06	17.9
(Gain)/loss on minority investments (5)	—	—	—	—	—	(12)	(9)	(0.01)	—
Medical device regulations (6)	—	(55)	0.2	102	0.3	102	86	0.06	15.7
Amortization of intangible assets	—	—	—	1,733	5.5	1,733	1,467	1.09	15.3
MCS impairment / costs (7)	—	(58)	0.2	881	2.8	881	661	0.49	25.0
Certain tax adjustments, net (8)	—	—	—	—	—	—	(50)	(0.04)	—
Prior to recasting IPR&D charges	$31,686	$9,897	68.8%	$8,957	28.3%	$8,710	$7,583	$5.61	12.7%
Impact of recast IPR&D charges (1)	—	—	—	(101)	(0.3)	(101)	(78)	(0.06)	22.8
Non-GAAP (1)	$31,686	$9,897	68.8%	$8,856	27.9%	$8,609	$7,505	$5.55	12.6%
Currency impact	75	131	(0.4)	(157)	(0.5)			(0.10)
Currency Adjusted	$31,761	$10,028	68.4%	$8,699	27.4%			$5.45

	Fiscal year ended April 30, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$30,117	$10,483	65.2%	$4,484	14.9%	$3,895	$3,606	$2.66	6.8%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(128)	0.4	617	2.0	617	489	0.36	20.7
Acquisition-related items (1) (4)	—	(15)	—	(15)	—	(15)	4	—	126.7
Certain litigation charges	—	—	—	118	0.4	118	95	0.07	19.5
(Gain)/loss on minority investments (5)	—	—	—	—	—	(61)	(57)	(0.04)	—
Impairment charges (9)	—	—	—	76	0.3	76	68	0.05	10.5
Medical device regulations (6)	—	(45)	0.1	83	0.3	83	68	0.05	18.1
Debt tender premium and other charges (10)	—	—	—	—	—	308	248	0.18	19.5
Amortization of intangible assets	—	—	—	1,783	5.9	1,783	1,500	1.11	15.9
Certain tax adjustments, net (11)	—	—	—	—	—	—	(41)	(0.03)	—
Non-GAAP (1)	$30,117	$10,295	65.8%	$7,146	23.7%	$6,804	$5,980	$4.42	11.8%
See description of non-GAAP financial measures contained in the press release dated May 26, 2022.
(1)Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability. The impact of this change for the fiscal year ended April 29, 2022 is a decrease in non-GAAP net income and diluted EPS of $78 million and $0.06, respectively, including (a) $70 million and $0.05, respectively, for the first quarter of fiscal year 2022, and (b) $8 million and $0.01, respectively, for the third quarter of fiscal year 2022. The impact of this change for the fiscal year ended April 30, 2021 is a decrease in non-GAAP net income and diluted EPS of $25 million and $0.02, respectively, including (a) $8 million and $0.01, respectively, for both the first and second quarter of fiscal year 2021, and (b) $9 million and $0.01, respectively, for the fourth quarter of fiscal year 2021. There was no currency impact to the recast in-process research and development (IPR&D) charges.
(2)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(3)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(4)The charges primarily include business combination costs, changes in fair value of contingent consideration, and specifically for the fiscal year ended April 30, 2021 changes in amounts accrued for certain contingent liabilities for recent acquisitions.
(5)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(6)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses, which are expected to be substantially complete by the end of fiscal year 2023.

(7)The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $366 million for commitments and obligations in connection with the decision, including patient support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of the approximately 3,500 patients currently implanted with the HVAD System.
(8)The net benefit primarily relates to the deferred tax impact associated with a step up in tax basis for Swiss Cantonal purposes and a change in tax rates on deferred taxes associated with intellectual property, which are partially offset by the amortization on previously established deferred tax assets from intercompany intellectual property transactions and a charge related to a change in the Company's permanent reinvestment assertion on certain historical earnings.
(9)The charges relate to the abandonment of certain intangible assets in our Neuroscience segment.
(10)The charges relate to the early redemption of approximately $6.0 billion of debt.
(11)The net benefit primarily relates to the finalization of an audit at the IRS Appellate level for fiscal years 2012 through 2014 and the capitalization of certain research and development costs for U.S. income tax purposes, which are partially offset by the impact of an intercompany sale of assets, and a tax basis adjustment and amortization of previously established deferred tax assets from intercompany intellectual property transactions.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(2)
(Unaudited)

	Three months ended April 29, 2022
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$8,089	$2,569	31.8%	$652	8.1%	$143	1.8%	$(74)
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(44)	(0.5)	—	—	—	—	—
Acquisition-related items (4)	—	—	—	—	—	(7)	(0.1)	—
Medical device regulations (5)	—	—	—	(15)	(0.2)	—	—	—
MCS costs (6)	—	—	—	—	—	(155)	(1.9)	—
(Gain)/loss on minority investments (7)	—	—	—	—	—	—	—	(11)
Non-GAAP (1)	$8,089	$2,525	31.2%	$637	7.9%	$(19)	(0.2)%	$(85)
Currency impact	215	47	(0.2)	1	(0.2)	104	1.2	(2)
Currency Adjusted	$8,304	$2,572	31.0%	$638	7.7%	$85	1.0%	$(87)

	Fiscal year ended April 29, 2022
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$31,686	$10,292	32.5%	$2,746	8.7%	$862	2.7%	$(318)
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(158)	(0.5)	—	—	—	—	—
Acquisition-related items (1) (4)	—	—	—	—	—	60	0.2	—
Medical device regulations (5)	—	(2)	—	(45)	(0.1)	—	—	—
MCS impairment / costs (6)	—	—	—	—	—	(823)	(2.6)	—
(Gain)/loss on minority investments (7)	—	—	—	—	—	—	—	12
Non-GAAP (1)	$31,686	$10,133	32.0%	$2,701	8.5%	$99	0.3%	$(306)
Currency impact	75	1	(0.1)	(7)	—	108	0.4	(1)
Currency Adjusted	$31,761	$10,134	31.9%	$2,694	8.5%	$207	0.7%	$(307)
See description of non-GAAP financial measures contained in the press release dated May 26, 2022.
(1)Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability. The impact of this change is a decrease in non-GAAP net income and diluted EPS of $78 million and $0.06, respectively, for the fiscal year ended April 29, 2022. There was no impact to the three months ended April 29, 2022.
(2)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(3)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(4)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(5)The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses, which are expected to be substantially complete by the end of fiscal year 2023.
(6)The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $211 million in the first quarter of fiscal year 2022 and $155 million in the fourth quarter of fiscal year 2022 for commitments and obligations in connection with the decision, including customer support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of the approximately 3,500 patients currently implanted with the HVAD System.
(7)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Fiscal Year
(in millions)	2022	2021	2020
Net cash provided by operating activities	$7,346	$6,240	$7,234
Additions to property, plant, and equipment	(1,368)	(1,355)	(1,213)
Free Cash Flow (2)	$5,978	$4,885	$6,021
See description of non-GAAP financial measures contained in the press release dated May 26, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	April 29, 2022	April 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,714	$3,593
Investments	6,859	7,224
Accounts receivable, less allowances and credit losses of $230 and $241, respectively	5,551	5,462
Inventories, net	4,616	4,313
Other current assets	2,318	1,955
Total current assets	23,059	22,548
Property, plant, and equipment, net	5,413	5,221
Goodwill	40,502	41,961
Other intangible assets, net	15,595	17,740
Tax assets	3,403	3,169
Other assets	3,008	2,443
Total assets	$90,981	$93,083
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$3,742	$11
Accounts payable	2,276	2,106
Accrued compensation	2,121	2,482
Accrued income taxes	704	435
Other accrued expenses	3,551	3,475
Total current liabilities	12,394	8,509
Long-term debt	20,372	26,378
Accrued compensation and retirement benefits	1,113	1,557
Accrued income taxes	2,087	2,251
Deferred tax liabilities	884	1,028
Other liabilities	1,410	1,756
Total liabilities	38,260	41,481
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,330,743,395 and 1,345,400,671 shares issued and outstanding, respectively	—	—
Additional paid-in capital	24,566	26,319
Retained earnings	30,250	28,594
Accumulated other comprehensive loss	(2,265)	(3,485)
Total shareholders’ equity	52,551	51,428
Noncontrolling interests	171	174
Total equity	52,722	51,602
Total liabilities and equity	$90,981	$93,083

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year
(in millions)	2022	2021	2020
Operating Activities:
Net income	$5,062	$3,630	$4,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,707	2,702	2,663
Provision for credit losses	58	128	99
Deferred income taxes	(604)	(422)	(1,315)
Stock-based compensation	359	344	297
Loss on debt extinguishment	—	308	406
Asset impairment charges	515	—	—
Other, net	138	251	217
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(477)	(761)	1,291
Inventories, net	(560)	78	(577)
Accounts payable and accrued liabilities	213	531	(44)
Other operating assets and liabilities	(65)	(549)	(609)
Net cash provided by operating activities	7,346	6,240	7,234
Investing Activities:
Acquisitions, net of cash acquired	(91)	(994)	(488)
Additions to property, plant, and equipment	(1,368)	(1,355)	(1,213)
Purchases of investments	(9,882)	(11,808)	(11,039)
Sales and maturities of investments	9,692	11,345	9,574
Other investing activities, net	(10)	(54)	(37)
Net cash used in investing activities	(1,659)	(2,866)	(3,203)
Financing Activities:
Change in current debt obligations, net	—	(311)	(17)
Proceeds from short-term borrowings (maturities greater than 90 days)	—	2,789	—
Repayments from short-term borrowings (maturities greater than 90 days)	—	(2,853)	—
Issuance of long-term debt	—	7,172	5,568
Payments on long-term debt	(1)	(7,367)	(6,110)
Dividends to shareholders	(3,383)	(3,120)	(2,894)
Issuance of ordinary shares	429	474	662
Repurchase of ordinary shares	(2,544)	(652)	(1,326)
Other financing activities	163	(268)	(81)
Net cash used in financing activities	(5,336)	(4,136)	(4,198)
Effect of exchange rate changes on cash and cash equivalents	(231)	215	(86)
Net change in cash and cash equivalents	121	(547)	(253)
Cash and cash equivalents at beginning of period	3,593	4,140	4,393
Cash and cash equivalents at end of period	$3,714	$3,593	$4,140
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$996	$1,250	$878
Interest	540	582	643

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.